                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 11-K


(Mark One)
   [X] ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)


          For the fiscal year ended December 31, 1995


                                      OR


   [_]    TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)


           For the transition period from           to


           Commission file numbers 2-98306 and 33-13066


     A.    Full title of the plan:


                           THE COMMONWEALTH BUILDER


     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                               C-TEC CORPORATION


                              105 Carnegie Center
                         Princeton, New Jersey  08540



Note:  Financial statements, schedules and accountant's report are being filed in paper format under cover of Form SE.
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                                   FORM 11-K


                                 EXHIBIT INDEX


EXHIBIT NO
DESCRIPTION


20(a)    Consent of Coopers & Lybrand L.L.P.
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                              REQUIRED INFORMATION



     (a)  Table of Contents
          Report of Independent Certified Public Accountants


          Statement of Net Assets Available for Benefits
          Statement of Changes in Net Assets Available for Benefits Notes to Financial Statements
          Schedules


     (b)  Exhibits


          The exhibits listed in the Exhibit Index are filed under cover of Form SE.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           COMMONWEALTH BUILDER
                                           EMPLOYEE SAVINGS PLAN


DATE:  July 15, 1996                   By  /s/ Thomas Hollerbach
                                           -------------------------------

                                           Thomas Hollerbach
                                           Plan Administrator